UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23 2023

CARDINAL ETHANOL, LLC
(Exact name of registrant as specified in its charter)

Indiana	000-53036	20-2327916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1554 N. County Road 600 E., Union City, IN 47390
(Address of principal executive offices)

(765) 964-3137
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement

On October 23, 2023, Cardinal Colwich, LLC ("Cardinal Colwich"), a wholly owned subsidiary of Cardinal Ethanol, LLC, entered into an Asset Purchase Agreement with Element, LLC ("Seller") by and through Alliance Management, LLC (the "Receiver") acting in its capacity as the court-appointed receiver (the "APA"). The Receiver was appointed by order of the District Court of the State of Kansas for Sedgwick County to take possession, manage and liquidate the assets of Seller.

The APA provides for the purchase of substantially all of the assets of Seller used in connection with the production of ethanol, high protein distillers grains and corn oil as set forth in more detail in the APA (the "Purchased Assets") free and clear of any claims, restrictions, mortgages, security interest, demands, charges and encumbrances. The facility of Seller is located in Colwich, Kansas.

The cash purchase price for the Purchased Assets is $44,000,000. In addition, Cardinal Colwich will assume certain liabilities required to be performed after closing with respect to contracts assigned by Seller and assumed by Cardinal Colwich (the "Assigned Contracts") together with certain cure costs associated with those Assigned Contracts (collectively the "Assumed Liabilities"). Cardinal Colwich has until closing to designate which contracts it wishes to assume and have Seller assign at closing. Except for the Assumed Liabilities specified in the APA, Cardinal Colwich will not assume any liabilities of Seller as part of the purchase. The Purchased Assets are sold "as is" and "where is" with respect to their physical and operating or other condition and neither Seller nor Receiver has made any representations or warranties respecting the Purchased Assets.

The APA and the consummation of the sale transaction by Seller and Receiver is subject to approval by the court (the "Sale Order"). The APA provides for closing to take place within 10 days of the Sale Order becoming a final order. Seller and Receiver have agreed to remove the Purchased Assets from the market and recommend the approval of the APA and the sale to Cardinal Colwich to the court. In addition, Seller and Receiver have agreed that they will not solicit, assist or encourage any other inquiry or proposal to acquire the Purchased Assets or enter into any negotiations for the sale of the Purchased Assets with any party other than Cardinal Colwich.

Cardinal Colwich's obligations to close are subject to certain conditions to closing including, but not limited to, receipt of consents and approvals necessary for the assignment and transfer of all Assigned Contracts, transfer of the Purchased Assets free and clear of any Claims, and receipt of a title insurance policy insuring good, marketable title.

The APA may be terminated by written agreement of Seller and Cardinal Colwich. In addition, the APA may be terminated by Cardinal Colwich if the Sale Order is not issued by the court by December 31, 2023, if the closing does not occur on or within 10 days of the Sale Order becoming a final order for any reason other than Cardinal Colwich's breach of the APA, if the conditions to closing set forth in Section 7.01 have not been satisfied by December 31, 2023, or in the event of material breach by Seller. The APA may be terminated by Seller if the closing does not occur on or within 10 days of the Sale Order becoming a final order for any reason other than Seller’s breach of the APA or Seller’s failure to satisfy the conditions to closing set forth in Section 7.01, or in the event of material breach by Cardinal Colwich. The APA will also terminate if the court does not approve the sale.

The foregoing summary of the APA does not purport to be complete and is subject to, and qualified in its entirety, by reference to the APA which is filed as an exhibit hereto.

Item 9.01 Financial Statements and Exhibits

(a)None.

(b)None.

(c)None.

(d)Exhibits.

Exhibit No.    Description

99.1	Asset Purchase Agreement dated October 23, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: October 24, 2023	/s/ William Dartt
William Dartt, Chief Financial Officer
(Principal Financial Officer)